EXHIBIT 5.3

[Thompson Coburn LLP Letterhead]

June 3, 2005

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as special Missouri counsel to Ground Zero Inc., a Missouri corporation (“Ground Zero”), and Schultz Company, a Missouri corporation (“Schultz” and together with Ground Zero each a “Company” and collectively, the “Companies”), in connection with (i) the issuance of the Exchange Notes pursuant to the terms of the Indenture dated as of February 7, 2005 (the “Indenture”) among you, the guarantors named therein (the “Guarantors”), including without limitation, the Companies, and U.S. Bank National Association, as trustee, and (ii) the authorization, execution and delivery of the Note Guarantees applicable to the Exchange Notes (the “Guarantees”) executed by each Company in the form attached to the Indenture as Exhibit D (the Indenture and the Guarantees are hereinafter collectively referred to as the “Transaction Documents”). Capitalized terms defined in the Indenture and used (but not otherwise defined) herein are used herein as so defined.

In connection with this opinion, we have examined and relied upon copies of (a) the Transaction Documents, and (b) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed herein, we have assumed: (i) the genuineness of all signatures, other than the signatures of officers of the Companies signed in our presence, on all Transaction Documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies, whether photographic, facsimile or electronic, and the authenticity of the originals of such documents; (iv) the legal capacity of all natural persons executing documents; (v) that except for the Transaction Documents, there are no agreements or undertakings to which either Company, on

Spectrum Brands, Inc.

June 3, 2005

the one hand, and you, on the other hand, are parties which would have an effect on the opinions expressed herein; (vi) that all certificates and telecopied and telephonic confirmations given by public officials have been properly given and are accurate; and (vii) the solvency of the Companies and the fairness and adequacy of the consideration and value received by the Companies in the transactions contemplated by the Transaction Documents.

We are opining herein as to the effect on the subject transactions only of the substantive laws of the State of Missouri, and we express no opinion with respect to (a) the applicability to such transactions, or the effect on such transactions, of any other laws, or (b) any matters of municipal law or the laws of any other local agencies within the State of Missouri.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. Each Company is a corporation validly existing and in good standing under the laws of the State of Missouri.

2. Each of the Guarantees to which a Company will be a party has been duly authorized. When the Guarantees (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the original Notes issued on the Issue Date and the related guarantees surrendered in exchange therefor in accordance with the terms of the Exchange Offer, each of the Guarantees to which a Company is a party will constitute the legal, valid and binding obligation of such Company.

3. The performance by each Company of its respective obligations under the Guarantees would be enforceable in accordance with their terms if such Guarantees were governed by the laws of the State of Missouri.

The opinions expressed above are based upon and subject to the following qualifications, limitations and exceptions:

1. This opinion is subject to the effect of liquidation, conservatorships, insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer or conveyance, and other laws affecting the enforceability of creditors’ rights or the collection of debtors’ obligations.

2. This opinion is also subject to: (i) general principles of equity regardless of whether enforcement is sought in a proceeding in equity or law; (ii) the effect of other applicable federal and state laws, statutes, ordinances, rules, regulations, decisions and principles which may modify, limit, render unenforceable or delay certain rights or remedies.

Spectrum Brands, Inc.

June 3, 2005

3. Whenever our opinion herein is indicated to be based on our knowledge, it is limited to the actual current knowledge of the attorneys of our firm who have devoted substantive attention to legal matters referred to us by the Companies and to the results of inquiry by such attorneys of appropriate officers of the Companies. Except to the extent expressly set forth herein, however, we have not undertaken any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Companies.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any future changes or developments which might affect any matters or opinions herein set forth.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4 to be filed with the Commission on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours

/s/ Thompson Coburn LLP